Exhibit 99.1

RED METAL RESOURCES LTD. Unit 102-278 Bay St. Thunder Bay, ON P7B 1R8

Red Metal Resources Announces Appointment of VP of Finance

THUNDER BAY, ON, April 23, 2021 - Red Metal Resources Ltd. (the “Company” or “Red Metal”) (OTCPINK: RMES) is pleased to announce the appointment of Mr. Rodney Stevens as Vice President, Corporate Finance for the Company, subject to any required regulatory approvals. Mr. Stevens is a Chartered Financial Analyst (“CFA”) charterholder with over a decade of experience in the capital markets, first as an investment analyst with Salman Partners Inc. and subsequently as a merchant and investment banker. While at Salman Partners, he became a top-rated analyst by StarMine on July 17, 2007 for the metals and mining industry. Mr. Stevens was also a Portfolio Manager registered with Wolverton Securities Ltd. and over the course of his career, he has been instrumental in assisting in financings and mergers and acquisitions activities worth over $1 billion in transaction value.

Marketing and Investor Relations

Red Metal is also pleased to announce it has engaged Richard Cavelli to provide investor relations and market awareness services to the Company on a month-to-month basis for US$5,000 per month. Mr. Cavelli is based out of Santa Barbara, CA. The Company has also engaged Howard Isaacs to provide investor relations and market awareness services to the Company on a month-to-month basis for US$5,000 per month. At the discretion of the Company, Mr. Isaac’s remuneration can be paid in common shares of the company at a deemed price of $0.17 per share for 29,411 shares per month. Mr. Isaacs is based out of Encino, CA.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on growth through acquiring, exploring and developing copper-cobalt-gold assets in Chile. The Company’s projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile's coastal Cordillera. Red Metal is quoted on the OTC Link alternative trading system on the OTC Pink marketplace under the symbol RMES.

For more information, visit www.redmetalresources.com

Contact:

Red Metal Resources Ltd.

Caitlin Jeffs, P.Geo, CEO

1-866-907-5403

www.redmetalresources.com